Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE

ARTICLES OF INCORPORATION
OF
SCHMITT INDUSTIRES INC.
________________________________

Pursuant to Section 60.134 of the Oregon Revised Statues, SCHMITT INDUSTRIES INC., a corporation organized and existing under the Oregon Revised Statues (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:     That the following resolutions setting forth the proposed elimination of the Corporation’s Series A Junior Participating Preferred Stock, no par value (the “Series A Junior Participating Preferred Stock”), were duly adopted by the Corporation’s Board of Directors on January 14, 2021, pursuant to the authority conferred upon the Corporation’s Board of Directors by the Second Restated Articles of Incorporation of the Corporation filed with the Secretary of State of the State of Oregon on September 30, 1997, as amended (the “Articles of Incorporation”), and the Oregon Revised Statutes:

RESOLVED, that none of the 6,000 authorized shares of the series of preferred stock designated as “Series A Junior Participating Preferred Stock” are outstanding and none will be issued subject to the Articles of Amendment previously filed with the Secretary of State of the State of Oregon on July 1, 2019 (the “Series A Junior Participating Amendment”), with respect to such Series A Junior Participating Preferred Stock, and all such shares previously designated as “Series A Junior Participating Preferred Stock” shall resume the status as authorized but unissued shares of preferred stock of the Corporation; and it is further

RESOLVED, that any executive officer of the Corporation (the “Authorized Officers”), and any person or persons designated and authorized so to act by an Authorized Officer of the Corporation be, and each of them acting singly hereby is, authorized, directed and empowered, in the name and on behalf of the Corporation, to prepare, execute, acknowledge and file with the Secretary of State of the State of Oregon a certificate (the “Elimination Series A Junior Participating Amendment”) eliminating from the Corporation’s Second Restated Articles of Incorporation filed with the Secretary of State of the State of Oregon on September 30, 1997, as amended (the “Articles of Incorporation”), all matters set forth in the Series A Junior Participating Amendment, and such Elimination Series A Junior Participating Amendment shall be effective upon filing and shall have the effect of amending the Articles of Incorporation in accordance with Section 60.134 of the Oregon Revised Statues, and the execution by such individuals of the Elimination Series A Junior Participating Amendment shall conclusively establish their authority therefor from the Corporation and the approval and ratification by the Corporation of such Elimination Series A Junior Participating Amendment.

SECOND:     None of the authorized shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued subject to the Articles of Amendment previously filed with the Secretary of State of the State of Oregon on July 1, 2019 with respect to such Series A Junior Participating Preferred Stock. Shareholder action was not required to adopt this amendment.

THIRD:     In accordance with the provisions of Section 60.134 of the Oregon Revised Statues, the Corporation’s Articles of Incorporation, as amended, are hereby amended to eliminate all references to the Series A Junior Participating Preferred Stock.

FOURTH:     The principal place of business of the Corporation is: 2765 NW Nicolai Street, Portland, Oregon 97210.

FIFTH:     An individual with direct knowledge of the operations and business activities of the Corporation is: Michael R. Zapata, President, c/o Schmitt Industries Inc., 2765 NW Nicolai Street, Portland, Oregon 97210.

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IN WITNESS WHEREOF, on this 25 day of January, 2021, the undersigned declares as an authorized signer, under the penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, directors, employees or agents of the Corporation. This filing has been examined by the undersigned and is, to the best of his knowledge and belief true, correct, and complete. The undersigned understands that making false statements in this document is against the law and may be penalized by fines, imprisonment or both.

SCHMITT INDUSTRIES, INC.

By:	/s/ Michael R. Zapata
Name: Michael R. Zapata
Title: President